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                                  AMENDMENT

                                      TO

                AMENDED AND RESTATED ARTICLES OF INCORPORATION


                                      OF


                          STRONG INCOME FUNDS, INC.


        The undersigned Secretary of Strong Income Funds, Inc. (the "Corporation"), hereby certifies that, in accordance with Section 180.1003 of the Wisconsin Statutes, the following Amendment was duly adopted by the Board of Directors of the Corporation on April 24, 1996 and approved by the shareholders of the Strong U.S. Treasury Money Fund (the "Fund"), a class of the Corporation, on August 27, 1996 in order to eliminate the outstanding shares of the Fund in connection with a reorganization effected pursuant to the terms of the Agreement and Plan of Reorganization between the Corporation and the Strong Money Market Fund, Inc., attached hereto as Exhibit A (the "Agreement"):

     1. Paragraph A of Article IV of the Amended and Restated Articles of Incorporation is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

     "A. The aggregate number of shares which the Corporation shall have the authority to issue is Ten Billion (10,000,000,000) shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

          Class                            Authorized Number of Shares

Strong High-Yield Bond Fund                         300,000,000


        The remaining Nine Billion, Seven Hundred Million (9,700,000,000) shares of Common Stock shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph."

        2. The Amendment herein certified shall become effective on the date it is received for filing by the Division of Corporate and Consumer Services of the Department of Financial Institutions. On the Closing Date (as defined in the Agreement), each outstanding share of the Fund shall be deemed canceled and restored to the status of authorized but unissued shares, and shall be automatically converted into the right to receive Acquiring Fund Shares (as defined in the Agreement) in accordance with the terms of the Agreement. Certificates representing Fund shares shall be surrendered at the time and in the manner set forth in the Agreement. Any such certificates that remain outstanding on the Closing Date shall be deemed to be automatically canceled, and shares represented by such certificates shall be restored to the status of authorized but unissued shares, and shall be automatically converted as noted above.

        Executed in duplicate this 30th day of August, 1996.


                                        STRONG INCOME FUNDS, INC.

                                        By: /s/ John S. Weitzer
                                            ----------------------
                                            John S. Weitzer
                                            Vice President



This instrument was drafted by:

Scott A. Moehrke
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202